Exhibit 99.1

OAO Technology Solutions Reports Financial Results for 2003

Third Quarter

Company Reports Revenues of $47.1 Million and Diluted EPS of $0.05

GREENBELT, MD – November 11, 2003 – OAO Technology Solutions® (NASDAQ – OAOT) today announced financial results for the quarter ended September 30, 2003. Revenues were $47.1 million, up from $40.5 million in the comparable quarter of last year. Net income was $0.8 million, or $0.05 per diluted share, for the quarter ended September 30, 2003. This compares to a net loss of $(1.4) million, or $(0.08) per diluted share, in last year’s third quarter.

For the nine months ended September 30, 2003, the Company reported revenues of $140.0 million, an increase of $16.2 million compared to revenues of $123.8 million for the same period last year. Net income was $2.6 million or $0.15 per diluted share, an increase of $3.3 million or $0.19 per diluted share compared to a net loss of $(0.7) million or $(0.04) per diluted share for the nine months ended September 30, 2002.

Earnings for the three and nine months ended September 30, 2002 were adversely impacted by severance and other termination costs of $0.7 million and $2.0 million, respectively, that did not recur in the comparable periods of 2003.

The Company’s balance sheet remains strong. At September 30, 2003, the Company had cash and cash equivalents of $8.4 million, and its balance sheet reflected a current ratio of 1.9 to 1.

On November 5, OAOT issued a press release announcing that at a special meeting of the Board of Directors of OAOT, the full Board of Directors, upon the recommendation of a special committee of independent directors, approved a cash tender offer for all of the outstanding shares of OAOT common stock, at a per share price of $3.15 in cash, pursuant to an Agreement and Plan of Merger.

Business Assessment

For the three and nine months ended September 30, 2003, all businesses within Company’s Managed IT Solutions segment were profitable.

During the three month period, Application Management Services (AMS) revenues were flat in comparison to the same period in 2002, as an increase in migration related revenues were offset by an expected decline in billable headcount. During the nine month period, AMS revenues improved over the same period in 2002, primarily driven by higher migration related revenues, partially offset by a decline in revenue related to renegotiated pricing and other contract terms on the main application management contract in this business. In addition, the stronger Canadian dollar significantly impacted the operating cost and profitability of this business in both the three and nine month periods.

Our European business continues to experience consistent growth attributable to additional work on new and existing contracts.

Our Federal Sector business continued to grow and was profitable for the three and nine months ended September 30, 2003 due to the continued ramp-up of activity on contracts won in 2002. The new business pipeline continues to improve as this business matures.

The Healthcare IT Solutions segment continues to report strong revenue growth primarily related to increased software implementation revenue and HIPAA-related software sales. Staff utilization increased due to improved control over new software implementations and completion of prior inefficient software implementations that were contracted in late 2001 and early 2002. This business segment also continues to benefit from cost reductions implemented in late 2002 and early 2003, including the reduction of non-billable consultants.

Charles A. Leader, president and chief executive officer of OAOT, remarked, “During the third quarter we continued to make solid progress toward achieving our stated goal of profitability and greater than 10% year-over-year revenue growth for 2003 by remaining focused on our strategy to (1) reinvigorate sales and marketing to grow revenue, (2) return the Healthcare IT Solutions business to profitability and (3) create a profitable business in the federal sector.

Although we have made progress, many challenges still lie ahead. Success for the remainder of 2003 and beyond depends on our ability to attract new business as well as maintain service levels on existing long term contracts with strategic customers. The entire OAOT management team and employees are committed to the continued improvement of the Company and believe we remain well positioned for success.”

Outlook

The results for the three and nine months ended September 30, 2003 were adversely impacted by the previously announced pricing reductions in our AMS business and a strong Canadian dollar that increased the Company’s operating cost. Both of these issues are expected to continue and may materially affect OAOT’s future financial results. The Company reduced its exposure to a stronger Canadian dollar by hedging a portion of its future Canadian dollar needs in the forward market during the quarter ended September 30, 2003. In addition, we anticipate that billable headcount will continue to decline during the remainder of 2003 in our AMS business, which will significantly impact revenue. Billable positions are expected to be added during early 2004, however, there can be no assurance that any eliminated positions will be recovered in the future.

The Company expects to be profitable in the fourth quarter and for the year ending December 31, 2003.

Conference Call

OAOT plans to hold an investor conference call on November 11, 2003 at 11:00 a.m. Eastern Daylight Time (EDT). To listen to the OAOT investor conference call, U.S. callers should call 877-407-9210, and international callers should call 201-689-8049. The call will be accessible by webcast at http://www.oaot.com and archived for seven days. Investors are advised to go the website at least 15 minutes prior to the call to register, download and install any necessary audio software. In addition, the call will be available by replay for approximately one week starting at 2:00 p.m. EDT November 11, 2003 through 11:59 p.m. EDT on November 17, 2003. The replay number is 877-660-6853 (U.S. callers) or 201-612-7415 (international callers). Please enter confirmation ID number 1628 and confirmation number 81790 to access the call.

About OAO Technology Solutions, Inc.

OAOT operates across two lines of business: Managed IT and Healthcare IT solutions. As a partner to global outsourcers and major corporations, OAOT delivers managed IT solutions to commercial clients and government agencies worldwide. The Company’s key offerings include: application management, IT infrastructure support, professional staffing services and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company’s 2,500+ employees work in over 200 locations throughout the world. For more information visit www.oaot.com.

Please direct media inquiries to Deborah Starke at 301-486-2383 email your request to media@oaot.com and please direct investor inquiries to Maisha Hoye at 301-486-2388 or email your request to ir@oaot.com.

SAFE HARBOR STATEMENT: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s current beliefs and expectations as to its future performance. Future events and the Company’s actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: dependence on key strategic and end-user customers, the ability to establish new strategic customer relationships, risks associated with fixed-price contracts, the ability to sustain and manage growth, lower than expected revenue growth and pricing pressure from strategic and other customers, inability to achieve marketing and sales goals and other business development initiatives including the ability to sell new healthcare software licenses, difficulties of investments in infrastructure, potential changes in the prevailing technology away from outsourcing IT applications, the ability of the Company to successfully develop new products that will enable the Company to remain competitive in the healthcare IT market, the ability to make necessary enhancements or developments to the Company’s existing software products, possible deferral of revenue, profit and cash flow from any increase in per-member, per month and/or percentage-of-completion basis software sales in relation to total software sales, inability to successfully install healthcare software on a timely or profitable basis, competition in the industry, general economic conditions and level of information technology service spending, the possibility that strategic or other customers could invoke termination clauses contained in the Company’s contracts, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of the Company’s clients, the ability to successfully integrate recent acquisitions, the potential liability with respect to actions taken by its employees, the ability to control and reduce costs of the business, risks associated with international sales including exposure to fluctuations between the U.S. dollar and foreign currencies, customers and suppliers; and other risks described herein and in the Company’s other SEC filings. The Company undertakes no duty to publicly update any “forward-looking statements”, whether as a result of new information, future events or otherwise.

Copyright © 2003 by OAO Technology Solutions, Inc.® All rights reserved

OAO TECHNOLOGY SOLUTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues	$47,137	$40,490	$140,004	$123,790
Direct costs	36,801	34,260	110,486	102,585
Gain on prepaid software licenses	—	—	—	(1,418)

	10,336	6,230	29,518	22,623
Selling, general and administrative expenses	8,831	7,766	24,292	21,431
Severance and other termination costs	—	696	—	2,035

Income (loss) from operations	1,505	(2,232)	5,226	(843)
Interest income	9	34	30	65
Interest expense	(150)	(135)	(505)	(359)
Other	67	—	(206)	—

Income (loss) before income taxes	1,431	(2,333)	4,545	(1,137)
Provision for income taxes	608	(982)	1,930	(482)

Net income (loss)	$823	$(1,351)	$2,615	$(655)

Basic and diluted net income (loss) per common share	$0.05	$(0.08)	$0.15	$(0.04)
Weighted average number of shares outstanding:
Basic	17,522	17,473	17,509	17,885

Diluted	18,167	17,473	17,726	17,885

OAO TECHNOLOGY SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,359	$9,085
Accounts receivable, net	33,689	35,620
Deferred income taxes	2,159	2,641
Income tax receivable	269	1,880
Other current assets	1,954	1,151

Total current assets	46,430	50,377
Property and equipment, net	3,945	4,751
Purchased and developed software for sale, net	490	978
Deposits and other assets	2,520	1,568
Deferred income taxes	747	1,724
Goodwill	10,088	10,088
Intangible assets, net	2,525	3,052

Total assets	$66,745	$72,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Term loan, current portion	$1,800	$1,800
Accounts payable	4,964	8,015
Accrued expenses	3,724	6,221
Accrued compensation and benefits	9,297	9,564
Income tax payable	705	2,121
Unearned revenue	3,193	3,500
Capital lease obligations, current portion	508	578

Total current liabilities	24,191	31,799

Capital lease obligations, net of current portion, and other	2,386	1,680
Term loan, net of current portion	3,623	5,012

Commitments and contingencies

Shareholders’ equity :
Preferred stock, par $.01 per share, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par $.01 per share, 50,000,000 shares authorized; 17,533,459 and 17,499,209 shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively	175	175
Additional paid-in capital	39,550	39,383
Accumulated other comprehensive net loss	(1,171)	(1,006)
Shareholder receivable	(3,651)	(3,532)
Retained earnings (deficit)	1,642	(973)

Total shareholders’ equity	36,545	34,047

Total liabilities and shareholders’ equity	$66,745	$72,538

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